SECURED PROMISSORY NOTE

FOR VALUE RECEIVED, and subject to the terms and conditions set forth herein, Pioneer Financial Services, Inc., a Missouri corporation, Pioneer Funding, Inc., a Nevada corporation, Pioneer Services Corp., a Missouri corporation, and Pioneer Services Sales Finance, Inc., a Nevada corporation (individually, each a "Borrower" and collectively, the "Borrowers"), hereby unconditionally promises to pay to the order of CF Pioneer Funding LLC or its successors and assigns (the "Noteholder," and together with the Borrower, the "Parties"), the principal amount of SEVENTY MILLION DOLLARS ($70,000,000) (the "Loan"), together with all accrued interest thereon, as provided in this Promissory Note (as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this "Note").

1.DEFINITIONS. Capitalized terms used herein shall have the meanings set forth in this Section 1.

"Affiliate" means with respect to any Person (i) any Person that directly or indirectly controls such Person, (ii) any Person which is controlled by or is under common control with such controlling Person and (iii) in the case of an individual, the parents, descendants, siblings and spouse of such individual. As used in this definition, the term "control" of a Person means the possession, directly or indirectly, of the power to vote ten percent (10%) or more of any class of voting securities of such Person or to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

"Anti-Corruption Laws" means all laws, rules, and regulations of any jurisdiction applicable to any Borrower from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of and the rules and regulations promulgated thereunder.

"Anti-Money Laundering Law" means any Law related to money laundering or financing terrorism including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b), and 1951 to 1959) (also known as the "Bank Secrecy Act"), the Trading With the Enemy Act (50 U.S.C. § 1 et seq.), and Executive Order 13224 (effective September 24, 2001).

"Applicable Rate" means the rate equal to LIBOR Rate plus 9.5%.

"ASA" means that certain Asset Sale Agreement, dated as of the date hereof, among each of the Borrowers, MCFC and Pioneer Asset Trust, as it may be amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.
"Borrower" and "Borrowers" have the meaning set forth in the introductory paragraph. "Business Day" means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York, Kansas City, Missouri or Greenville, South Carolina are authorized or required by law to close.

"CCA" has the meaning set forth in Section 4.1. "CIBC" means CIBC Bank USA.
"CIBC Credit Agreement" means that certain Credit Agreement, dated as of December 23, 2015, among the Borrowers and CIBC, as administrative agent for itself and certain other lenders dated and as amended or modified to date.

"Debt" of a Borrower, means all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services, except trade payables arising in the ordinary course of business; (c) obligations evidenced by notes, bonds, debentures, or other similar instruments; (d) obligations as lessee under capital leases; (e) obligations in respect of any interest rate swaps, currency exchange agreements, commodity swaps, caps, collar agreements, or similar arrangements entered into by such Borrower providing for protection against fluctuations in interest rates, currency exchange rates, or commodity prices, or the exchange of nominal interest obligations, either generally or under specific contingencies; (f) obligations under acceptance facilities and letters of credit; (g) guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss, in each case, in respect of indebtedness set out in clauses (a) through (f) of a Person other than such Borrower; and (h) indebtedness set out in clauses (a) through (g) of any Person other than such Borrower secured by any lien on any asset of such Borrower, whether or not such indebtedness has been assumed by such Borrower.

"Default" means any of the events specified in Section 10 which constitute an Event of Default or which, upon the giving of notice, the lapse of time, or both, pursuant to Section 10, would, unless cured or waived, become an Event of Default.

"Default Rate" means, at any time, the Applicable Rate plus 5%. "Event of Default" has the meaning set forth in Section 10.
"GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

"GCA" has the meaning set forth in Section 4.1.

"Governmental Authority" means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal, or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government (including any supranational bodies, such as the European Union or the European Central Bank).

"Interest Payment Date" means the 15th day of each calendar month, or if any such day is not a Business Day, the next succeeding Business Day commencing on the first such date to occur after the execution of this Note.

"Interest Reset Date" means (a) with respect to the first Interest Payment Date following the date of this Note, the date that is two (2) Business Days prior to the date of this Note and (b) with respect to any other Interest Payment Date, the date that is two (2) Business Days prior to the immediately preceding Interest Payment Date.

"Law" as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"LIBOR Rate" the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Noteholder to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) for a one-month period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the related Interest Reset Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by the Noteholder to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) for a one-month period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on the related Interest Reset Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the Loan as of approximately 11:00 a.m. (London, England time) on the related Interest Reset Date.

"Lien" means any mortgage, pledge, hypothecation, encumbrance, lien (statutory or other), charge, or other security interest.

"Loan" has the meaning set forth in the introductory paragraph.

"Material Adverse Effect" means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations, condition (financial or otherwise), or prospects of any Borrower; (b) the validity or enforceability of the Note; (c) the perfection or priority of any Lien purported to be created hereunder or under the GCA or the CCA; (d) the rights or remedies of the Noteholder hereunder; or (e) any Borrower's ability to perform any of its material obligations hereunder.

"Maturity Date" means the earliest to occur of (a) the date of the Portfolio Acquisition (as defined in the ASA) under the ASA, (b) the date immediately following the date of termination of the ASA pursuant to the terms of the ASA and (c) the date on which all amounts under this Note shall become due and payable pursuant to Section 11.

"MCFC" means MidCountry Financial Corp., a corporation organized under the laws of Georgia.

"Note" has the meaning set forth in the introductory paragraph. "Noteholder" has the meaning set forth in the introductory paragraph.
"OFAC" means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

"Order" as to any Person, means any order, decree, judgment, writ, injunction, settlement agreement, requirement, or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding on such Person or any of its properties or to which such Person or any of its properties is subject.

"Parties" has the meaning set forth in the introductory paragraph.

"PATRIOT Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001).

"Permitted Debt" means Debt (a) existing or arising under this Note and any refinancing thereof; (b) existing as of the date of this Note and set out in Schedule I; (c) which may be deemed to exist with respect to swap contracts; (d) owed in respect of any netting services, overdrafts, and related liabilities arising from treasury, depository, and cash management services in connection with any automated clearinghouse transfers of funds; and (e) unsecured insurance premiums owing in the ordinary course of business.

"Person" means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

"Sanctioned Country" means, at any time, a country or territory which is itself the subject or target of any comprehensive or country-wide Sanctions.

"Sanctioned Person" means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by a Sanctions Authority; (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned 50% or more, or otherwise controlled by, any such Person or Persons described in the foregoing clauses (a) or (b).

"Sanctions" mean economic or financial sanctions or trade embargoes imposed, restrictive measures enacted, administered or enforced from time to time by a Sanctions Authority.

"Sanctions Authority" means OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or other relevant sanctions authority.

"Servicing Agreement" means that certain Non-Recourse Loan Sale and Master Services Agreement effective as of November 30, 2018 by and among MidCountry Bank, the Borrowers and CIBC, as administrative agent for itself and certain other lenders, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

2.	LOAN DISBURSEMENT MECHANICS.

2.1    Commitment. On the date hereof, the Noteholder shall loan to the Borrowers an aggregate amount equal to the Loan. The amount of the Loan shall be paid on behalf of the Borrowers to CIBC. The amount of the Loan, in conjunction with additional consideration paid by the Borrowers to CIBC immediately before or immediately after distribution of the Loan under this Agreement, shall be payment in full under the CIBC Credit Agreement. No additional amounts shall be loaned hereunder provided that the Borrowers may use collections on their respective receivables to purchase additional receivables from the period commencing on the date hereof through and including July 31, 2019 and to pay servicing fees pursuant to the terms of the Servicing Agreement.

3.	PAYMENT DATES; OPTIONAL PREPAYMENTS.

3.1    Payment Dates. The aggregate unpaid principal amount of the Loan, all accrued and unpaid interest, and all other amounts payable under this Note shall be due and payable by the Borrowers, on a joint and several basis, on the Maturity Date, unless otherwise provided in Section 11.

3.2    Prepayments. The Borrower may not prepay the Loan in whole or in part at any time prior to the Maturity Date.

4.SECURITY INTEREST. The Borrowers' performance of their joint and several obligations hereunder is secured by:

4.1    All Assets Lien. A lien on all assets, whether now owned and existing or hereafter arising or acquired, of each Borrower, as more fully set forth in the Guaranty and Collateral Agreement dated as of the date hereof among the parties hereto and MCFC (the "GCA") and the Collateral Control Agreement dated as of the hereof among the parties hereto and eOriginal, Inc. (the "CCA")

4.2    Pledge of Equity. A pledge by MCFC of its equity interest in each of the Borrowers as more fully set forth in the GCA.

4.3    Account Control Agreements. Those certain account control agreements to be entered into among each Borrower and the Noteholder with respect to the accounts set out in Schedule II.

4.4    Limited Guaranty. A guaranty by MCFC in favor of the Noteholder as more fully set forth in the GCA.

5.	INTEREST.

5.1    Interest Rate. Except as otherwise provided herein, the outstanding principal amount of the Loan made hereunder shall bear interest at the Applicable Rate from the date the Loan was made until the Loan is paid in full, whether at maturity, upon acceleration, by prepayment, or otherwise.

5.2    Interest Payment Dates. Interest shall be payable monthly in arrears to the Noteholder on each Interest Payment Date.

5.3    Default Interest. If any amount payable hereunder is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration, or otherwise, such overdue amount shall bear interest at the Default Rate from the date of such non-payment until such amount is paid in full and such amounts shall be payable upon the demand by the Noteholder from time to time.

5.4    Computation of Interest. All computations of interest shall be made on the basis of 360 days and the actual number of days elapsed. Interest shall accrue on the Loan on the date hereof, and shall not accrue on the Loan for the day on which it is paid.

5.5    Interest Rate Limitation. If at any time and for any reason whatsoever, the interest rate payable on the Loan shall exceed the maximum rate of interest permitted to be charged by the Noteholder to the Borrowers under applicable Law, such interest rate shall be reduced automatically to the maximum rate of interest permitted to be charged under applicable Law/that portion of each sum paid attributable to that portion of such interest rate that exceeds the maximum rate of interest permitted by applicable Law shall be deemed a voluntary prepayment of principal.

6.	PAYMENT MECHANICS.

6.1    Manner of Payments. All payments of interest and principal shall be made in lawful money of the United States of America no later than 12:00 p.m. New York City time on the date on which such payment is due by wire transfer of immediately available funds to the Noteholder's account at a bank specified by the Noteholder in writing to the Borrowers from time to time.

6.2    Application of Payments. All payments made hereunder shall be applied first to the payment of any fees or charges outstanding hereunder, second to accrued interest, and third to the payment of the principal amount outstanding under the Note.

6.3    Business Day Convention. Whenever any payment to be made hereunder shall be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension will be taken into account in calculating the amount of interest payable under this Note.

6.4    Rescission of Payments. If at any time any payment made by a Borrower under this Note is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of a Borrower or otherwise, such Borrower's obligation to make such payment shall be reinstated as though such payment had not been made.

7.REPRESENTATIONS AND WARRANTIES. Each Borrower hereby represents and warrants to the Noteholder on the date hereof as follows:

7.1    Existence; Compliance with Laws. Each Borrower is (a) a corporation duly incorporated, validly existing and in good standing under the laws of the state of its related jurisdiction of organization and has the requisite power and authority, and the legal right, to own, lease, and operate its related properties and assets and to conduct its related business as it is now being conducted, and (b) in compliance with all Laws and Orders.

7.2    Power and Authority. Each Borrower has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

7.3    Authorization; Execution and Delivery. The execution and delivery of this Note by each Borrower and the performance of its obligations hereunder have been duly authorized by all necessary corporate action in accordance with all applicable Laws. Each Borrower has duly executed and delivered this Note.

7.4    No Approvals. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in order for each Borrower to execute, deliver, or perform any of its obligations under this Note.

7.5    No Violations. The execution and delivery of this Note and the consummation by each Borrower of the transactions contemplated hereby do not and will not (a) violate any provision of such Borrower's organizational documents; (b) violate any Law or Order applicable to such Borrower or by which any of its properties or assets may be bound; (c) constitute a default under any material agreement or contract by which such Borrower may be bound or (d) result in any lien on the assets of any Borrower other than the liens created hereunder, under the GCA or the CCA.

7.6    Enforceability. The Note is a valid, legal, and binding obligation of each Borrower, enforceable against such Borrower in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

7.7    No Litigation. No action, suit, litigation, investigation, or proceeding of, or before, any arbitrator or Governmental Authority is pending or threatened by or against each Borrower or any of its property or assets (a) with respect to the Note or any of the transactions contemplated hereby or (b) that could be expected to materially adversely affect each Borrower's financial condition or the ability of each Borrower to perform its obligations under the Note.

7.8    Anti-Money Laundering. To the knowledge of each Borrower, no officer, director, broker or agent of such Borrower has violated or is in violation of any applicable Anti-Money Laundering Law.

7.9	Anti-Corruption Laws and Sanctions.

(a)Each Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by such Borrower and its directors, officers, employees, and agents with Anti-Corruption Laws and applicable Sanctions and, to the knowledge of such Borrower, its directors, officers, employees, and agents are in compliance with Anti-Corruption Laws and applicable Sanctions.

(b)Each Borrower is not, and no director, officer, employee of such Borrower, or any agent of such Borrower that will act in any capacity in connection with or benefit from the Loans, is a Sanctioned Person or is currently the subject or target of any Sanctions.

(c)No Loan or use of proceeds or other transaction contemplated by this Note will violate any Anti-Corruption Law or applicable Sanctions.

7.10    Bank Accounts. All collections on the underlying receivables are deposited in one of the bank accounts as set out in Schedule II.

7.11    Servicing Agreement. None of the Borrowers or their respective Affiliates have any knowledge or have received notice of any default or breach by CIBC on or prior to the date hereof under the terms of the Servicing Agreement.

8.AFFIRMATIVE COVENANTS. Until all amounts outstanding in this Note have been paid in full, each Borrower shall:

8.1    Maintenance of Existence. (a) Preserve, renew, and maintain in full force and effect its corporate or organizational existence and (b) maintain all rights, privileges, licenses and franchises necessary in the normal conduct of its business, except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.2    Compliance. (a) Comply with (i) all of the terms and provisions of its organizational documents; (ii) its obligations under its material contracts and agreements;
(iii) all Laws and Orders applicable to it and its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and (b) maintain in effect and enforce policies and procedures reasonably designed to achieve compliance by such Borrower and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions in all material respects.

8.3    Payment Obligations. Pay, discharge, or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings, and reserves in conformity with GAAP with respect thereto have been provided on its books.

8.4    Notice of Events of Default. As soon as possible and in any event within one Business Days after it becomes aware that a Default or an Event of Default has occurred, notify the Noteholder in writing of the nature and extent of such Default or Event of Default and the action, if any, it has taken or proposes to take with respect to such Default or Event of Default.

8.5    Further Assurances. Promptly execute and deliver such further instruments and do or cause to be done such further acts as may be necessary or advisable to carry out the intent and purposes of this Note.

8.6    Delivery of Reports. Until the later of (a) Maturity Date and (b) the date upon which the Borrowers' obligations hereunder are paid in cash or immediately available funds, each Borrower shall deliver, from time to time, such other information, documents, records or reports relating to the assets (as more fully set forth in the GCA) or the condition or operations, financial or otherwise, of such Borrower as the Noteholder may from time to time reasonably request.

9.NEGATIVE COVENANTS. Until all amounts outstanding under this Note have been paid in full, each Borrower shall not:

9.1	Indebtedness. Incur, create, or assume any Debt, other than Permitted
Debt.

9.2	Liens. Incur, create, assume, or suffer to exist any Lien on any of its property or assets, whether now owned or hereinafter acquired, except for (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings;
(b) non-consensual Liens arising by operation of law; and (c) Liens created pursuant to this Note pursuant to Section 4.1.

9.3    Line of Business. Enter into any business, directly or indirectly, except for those businesses in which such Borrower is engaged on the date of this Note or that are reasonably related thereto.

9.4    No Sale of Property or Assets. Except for the transactions contemplated by the Portfolio Acquisition, sell any of its property or assets, whether now owned or hereinafter acquired.

9.5    No Litigation. Commence, join or otherwise take any action, directly or through one or more of its Affiliates, in favor of any legal proceeding against the Noteholder or any of its Affiliates as assignee of CIBC under the Servicing Agreement.

10.EVENTS OF DEFAULT. The occurrence and continuance of any of the following shall constitute an Event of Default hereunder:

10.1    Failure to Pay. The Borrowers fail to pay (a) any principal amount of the Loan or any interest or other amount due hereunder when due.

10.2    Breach of Representations and Warranties. Any representation or warranty made or deemed made by any Borrower or MCFC to the Noteholder herein, in the GCA, the CCA or the Servicing Agreement, as applicable, is incorrect in any material respect on the date as of which such representation or warranty was made or deemed made.

10.3    Breach of Covenants. Any Borrower fails to observe or perform any covenant, condition or agreement contained in this Note, the GCA, the CCA or the Servicing Agreement or MCFC fails to observe or perform any covenant, condition or agreement contained in the GCA.

10.4    Cross-Defaults. Any Borrower or MCFC fails to pay when due or otherwise defaults on any of its Debt (other than Debt arising under this Note), or any interest or premium thereon, when due (whether by scheduled maturity, acceleration, demand, or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt.

10.5	Bankruptcy.

(a)	any Borrower or MCFC commences any case, proceeding, or other action
(i) under any existing or future Law relating to bankruptcy, insolvency, reorganization, or other relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts or (ii) seeking appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets, or any Borrower or MCFC makes a general assignment for the benefit of its creditors;

(b)there is commenced against any Borrower or MCFC any case, proceeding, or other action of a nature referred to in Section 10.5(a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged, or unbonded for a period of 30 days;

(c)there is commenced against any Borrower or MCFC any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof;

(d)any Borrower or MCFC takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in Section 10.5(a),
Section 10.5(b), or Section 10.5(c) above; or

(e)any Borrower or MCFC is generally not, or shall be unable to, or admits in writing its inability to, pay its debts as they become due.

10.6    Judgments. One or more judgments or decrees shall be entered against any Borrower or MCFC and any such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof.

10.7    Change of Control. The occurrence of any change in the control or the ownership of any Borrower or MCFC since the date hereof or any Borrower or MCFC shall enter into any transaction of merger or consolidation in which it is not the surviving entity, in each case, without the prior written consent of the Noteholder (such consent not to be unreasonably withheld, conditioned or delayed).

10.8    Security Interest. The Noteholder shall not have or shall cease to have a valid and perfected first priority security interest in the Collateral (as defined in the GCA) that can be perfected by filing a UCC financing statement.

10.9    Account Control Agreements. Any Borrower shall fail to establish a valid, binding and enforceable account control agreement, in form and substance reasonable acceptable to the Noteholder, over any of its bank accounts by July 12, 2019.

11.REMEDIES. Upon the occurrence of any Event of Default and at any time thereafter during the continuance of such Event of Default, the Noteholder may, at its option, by written notice to the Borrowers (a) declare the entire principal amount of this Note, together with all accrued interest thereon and all other amounts payable hereunder, immediately due and payable; and (b) exercise any or all of its rights, powers or remedies under applicable Law; provided, however, that if an Event of Default described in Section 10.5 shall occur, the principal of and accrued interest on the Loan shall become immediately due and payable without any notice, declaration, or other act on the part of the Noteholder.

12.	MISCELLANEOUS.

12.1	Notices.

(a)All notices, requests, or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i)	If to the Borrowers:

Pioneer Financial Services, Inc. Pioneer Funding, Inc.
Pioneer Services Corp.
Pioneer Services Sales Finance, Inc. c/o MidCountry Financial Corp.
30 Patewood Drive, Suite 160 Greenville, South Carolina 29615 Attention: Justin Bagwell Telephone: (864) 286-5360
E-mail: justin.bagwell@midcountryfinancial.com

(ii)	If to the Noteholder:

CF Pioneer Funding LLC 1345 Avenue of the Americas New York, New York 10105
Attention: David N. Brooks, General Counsel / David Sharpe, Credit Operations
Telephone: (212) 798-6050
E-mail: gccredit@fortress.com / creditoperations@fortress.com With copy to: Bart Stankiewicz bstankiewicz@fortress.com
(b)Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next business day); and (iii) sent by email shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return email, or other written acknowledgment).

12.2    Expenses. The Borrowers shall jointly and severally reimburse the Noteholder on demand for all reasonable out-of-pocket costs, expenses, and fees (including reasonable expenses and fees of its external counsel) incurred by the Noteholder in connection with the transactions contemplated hereby including the negotiation, documentation, and execution of this Note and the enforcement of the Noteholder's rights hereunder.

12.3    Governing Law. This Note and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Note, and the transactions contemplated hereby shall be governed by the laws of the State of New York.

12.4	Submission to Jurisdiction.

(a)The Borrowers hereby irrevocably and unconditionally (i) agree that any legal action, suit, or proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and (ii) submit to the exclusive jurisdiction of any such court in any such action, suit, or proceeding. Final judgment against any Borrower in any action, suit, or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment.

(b)Nothing in this Section 12.4 shall affect the right of the Noteholder to (i) commence legal proceedings or otherwise sue any Borrower in any other court having jurisdiction over such Borrower or (ii) serve process upon any Borrower in any manner authorized by the laws of any such jurisdiction.

12.5    Venue. The Borrowers irrevocably and unconditionally waive, to the fullest extent permitted by applicable law, any objection that any such Borrower may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Note in any court referred to in Section 12.4 and the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

12.6    Waiver of Jury Trial. THE BORROWERS HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY.

12.7    Counterparts; Integration; Effectiveness. This Note and any amendments, waivers, consents, or supplements hereto may be executed in counterparts, each of which shall constitute an original, but all taken together shall constitute a single contract. This Note constitutes the entire contract between the Parties with respect to the subject matter hereof and supersedes all previous agreements and understandings, oral or written, with respect thereto. Delivery of an executed counterpart of a signature page to this Note by facsimile or in electronic (i.e., "pdf" or "tif") format shall be effective as delivery of a manually executed counterpart of this Note.

12.8    Successors and Assigns. This Note may be assigned or transferred by the Noteholder to any Person. No Borrower may assign or transfer this Note or any of its rights hereunder without the prior written consent of the Noteholder. This Note shall inure to the benefit of, and be binding upon, the Parties and their permitted assigns.

12.9    Waiver of Notice. The Borrowers hereby waive demand for payment, presentment for payment, protest, notice of payment, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, and diligence in taking any action to collect sums owing hereunder.

12.10    USA PATRIOT Act. The Noteholder hereby notifies the Borrowers that pursuant to the requirements of the PATRIOT Act it is required to obtain, verify, and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow the Noteholder to identify each Borrower in accordance with the PATRIOT Act, and each Borrower agrees to provide such information from time to time to the Noteholder.

12.11    Interpretation. For purposes of this Note (a) the words "include," "includes," and "including" shall be deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; and (c) the words "herein," "hereof," "hereby," "hereto," and "hereunder" refer to this Note as a whole. The definitions given for any defined terms in this Note shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. Unless the context otherwise requires, references herein: (x) to Schedules, Exhibits, and Sections mean the Schedules, Exhibits, and Sections of this Note; (y) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Note shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

12.12    Amendments and Waivers. No term of this Note may be waived, modified, or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

12.13    Headings. The headings of the various Sections and subsections herein are for reference only and shall not define, modify, expand, or limit any of the terms or provisions hereof.

12.14    No Waiver; Cumulative Remedies. No failure to exercise, and no delay in exercising on the part of the Noteholder, of any right, remedy, power, or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

12.15    Electronic Execution. The words "execution," "signed," "signature," and words of similar import in the Note shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be, to the extent and as provided for under applicable law, including the Electronic Signatures in Global and National Commerce Act of 2000 (15 U.S.C. §§ 7001-7006), the Electronic Signatures and Records Act of

1999 (N.Y. State Tech. §§ 301-309), or any other similar state laws based on the Uniform Electronic Transactions Act.

12.16    Severability. If any term or provision of this Note is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Note or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Note so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

12.17    Indemnity. Each Borrower and MCFC, jointly and severally, agrees to indemnify and hold harmless the Noteholder and its Affiliates, officers, partners, directors, trustees, employees and agents against any and all claims, losses, liabilities, damages or expenses (including, but not limited to, attorneys' fees, court costs and costs of investigation), including, without limitation, those incurred in connection with any enforcement (including any action, claim, or suit brought) by the Noteholder of any indemnification or other obligation of the Borrowers and MCFC or any other Person, arising out of or in connection with (i) this Note or (ii) the assignment by the Noteholder of CIBC's rights, duties and obligations under the Servicing Agreement, that, in each case, may be imposed upon, incurred by or asserted against the Noteholder or any of its Affiliates, officers, partners, directors, trustees, employees and agents; provided, that this Section 2.17 shall not relieve the Noteholder from liability for its willful misfeasance, bad faith or gross negligence. For the avoidance of doubt, neither the Noteholder or any of its Affiliates shall be responsible for the acts or omissions of CIBC under the Servicing Agreement which occurred prior to the date hereof.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the each Borrower has executed this Note as of June 26, 2019.

PIONEER FINANCIAL SERVICES, INC.
By__________________________________ Name: Title:
PIONEER FUNDING, INC.
By__________________________________ Name: Title:
PIONEER SERVICES CORP.
By__________________________________ Name: Title:
PIONEER SERVICES SALES FINANCE, INC.
By__________________________________ Name: Title:

SCHEDULE I
Permitted Debt

1.	Subordinated Line of Credit with MidCountry Financial Corporation $25,000,000 (incurred in connection with the payoff of the Senior Line of Credit contemplated by this transaction)

2.	Senior Line of Credit $101,100,000
(to be paid off with the proceeds of this promissory note)

3.	Subordinated Debentures $24,464,808

SCHEDULE II
Account Control Agreements

[Intentionally Omitted]